EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement") dated as of January 22, 2007 between Rafaella Apparel Group, Inc. (the "Company") and Jason W. Epstein (the "Executive") (together, the "Parties").

         WHEREAS, the Parties wish to establish the terms of Executive's employment with the Company.

         Accordingly, the Parties agree as follows:

              1. TERM. This Agreement and the employment relationship hereunder shall commence on March 19, 2007 (the "Effective Date") and continue from the Effective Date until the Executive's employment terminates in accordance with
Section 4 of the Agreement. As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the date the Executive's employment terminates in accordance with Section 4 of the Agreement. In the event that the Executive's employment with the Company terminates, the Company's obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in
Section 5 of this Agreement.

              2. DUTIES AND TITLE.

              2.1 TITLE. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of Chief Information Officer, Vice President Strategic Planning of the Company, and shall report to the Chief Executive Officer of the Company (the "CEO").

              2.2 DUTIES. The Executive will have such authority and responsibilities and will perform such duties customarily performed by a chief information officer and vice president of strategic planning of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to the Executive by the CEO. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries; provided that the Executive may engage in philanthropic activities, passive investment activities and may provide advice and assistance to the Excluded Company (as defined below) as long as such activities and assistance do not conflict with or materially interfere with the performance of his duties, as reasonably determined by the Board of Directors of the Company (the "Board").

              3. COMPENSATION AND BENEFITS BY THE COMPANY. As compensation for all services performed by the Executive for the Company and its subsidiaries, the Company shall provide the Executive the following during the Term:

              3.1 BASE SALARY. The Company will pay to the Executive an annual base salary of $400,000, payable in accordance with the customary payroll practices of the Company ("Base Salary"). The current Base Salary shall be reviewed annually.

              3.2 BONUSES. The Executive will be eligible to receive an annual bonus ("Bonus") based on annual pre-tax profits under a plan established by the Company. The


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Executive's target bonus shall be 50% of Base Salary, with the actual amount of each Bonus being determined as provided under the plan. For any partial fiscal years, the Bonus will be prorated based on the number of days of actual employment during such fiscal year. The Bonus will be paid on September 30th of the Company's fiscal year in which the services required for payment have been performed.

              3.3 PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company that are available to other senior executives of the Company, on terms which are at least as favorable as the terms for other senior executives. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive's consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.

              3.4 VACATION. The Executive shall be entitled to a paid vacation schedule on terms at least as favorable as for other executives of the Company; provided however that such vacation shall be a minimum of four (4) weeks of paid vacation annually. Vacation carry-over policy shall be the same terms as those enforced for other executives of the Company.

              3.5 EXPENSE REIMBURSEMENT. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

              3.6 EQUITY GRANT. The Executive shall be eligible to participate in the Company's Equity Incentive Plan (the "Equity Incentive Plan"). Subject to approval by the Board (or its delegate), which approval shall not be unreasonably withheld, the Executive shall receive an initial option to purchase 83,334 shares of the Company's common shares under the Equity Incentive Plan. The grant date shall be the grant date as determined by the Board (or its delegate), which shall be as soon as practicable after the Effective Date. The exercise price for such option shall be (1) no less than fair market value of the common stock on such date and (2) no greater than $5.33 per share. The equity award shall be subject to the terms and conditions of the Equity Incentive Plan and the award agreement evidencing the option grant. Executive shall be eligible to receive other option grants under the Equity Incentive Plan, determined on the same basis and on terms no less favorable than for other executives of the Company.

              3.7 SIGNING BONUS. On the Effective Date, the Executive shall receive a lump sum cash payment equal to $50,000, subject to all withholdings required by applicable law.

              4. TERMINATION OF EMPLOYMENT.

              4.1 The Executive's employment shall terminate immediately upon his death.

              4.2 The Executive's employment shall terminate upon the Executive's "Disability." For the purposes of this Agreement, "Disability" means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or


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illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days; or (ii) 180 days in any one (1) year period.

              4.3 BY THE COMPANY. The Company may terminate the Executive's employment at any time during the Term with or without "Cause," upon written notice by the Company to the Executive, and the Executive's employment will terminate on the date specified in such written notice.

              For the purposes of this Agreement, "Cause" means (i) commission of a felony by the Executive; (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) the Executive's material breach of his obligations under this Agreement; (iv) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by the Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful direction from the CEO or continuing inattention to or continuing failure to adequately perform the duties to be performed by the Executive under the terms of Section 2.2 of this Agreement; or (vii) breach of the Executive's covenants set forth in Section 6 below before termination of employment; provided, that, the Executive shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for "Cause" shall be effective immediately (or on such other date set forth by the Company).

              4.4 BY THE EXECUTIVE. The Executive may terminate his employment with the Company at any time during the Term for any reason, upon thirty (30) days written notice by the Executive to the Company.

              5. SEVERANCE PAYMENT.

              5.1 BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE FOR ANY REASON
OR DUE TO DEATH OR DISABILITY. If: (i) the Executive's employment terminates due to his death; (ii) the Company terminates the Executive's employment with the Company for Cause; (iii) the Company terminates the Executive's employment with the Company due to the Executive's Disability; or (iv) the Executive terminates his employment for any reason, then the Executive or the Executive's legal representatives (as appropriate), shall be entitled to receive the following:

                      (a) the Executive's accrued but unpaid Base Salary, if any, to the date of termination, payable within thirty (30) days after the termination of the Executive's employment;

                      (b) the unpaid portion of the Bonus, if any, relating to the fiscal year prior to the fiscal year of the Executive's death, Disability, resignation or termination by the Company for Cause, payable in accordance with
Section 3.2; and



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                      (c) expenses reimbursable under Section 3.5 incurred but
not yet reimbursed to the Executive to the date of termination, payable within thirty (30) days after the termination of the Executive's employment; and

                      (d) any rights the Executive may have under the Company's benefit plans and the Consolidated Omnibus Budget Reconciliation Act.

              5.2 BY THE COMPANY WITHOUT CAUSE. If during the Term the Company terminates Executive's employment without Cause (which may be done at any time without prior notice), then, in addition to the payments upon termination specified in Section 5.1, the Executive shall receive, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company, continued payment of Base Salary for a period of six months following the date of termination.

              6. RESTRICTIONS AND OBLIGATIONS OF THE EXECUTIVE.

              6.1 CONFIDENTIALITY. (a) During the course of the Executive's service relationship with the Company and its affiliates, the Executive will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction or a subpoena or other legal process, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal


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proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

              (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company and its subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Executive's duties under any employment agreement.

              (c) It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive's interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive's employment. At the Company's request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive's employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

              (d) As requested by the Company and at the Company's expense, from time to time and upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

              6.2 NON-SOLICITATION OR HIRE. During the Term and for a period of six (6) months following the termination of the Executive's employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, (b) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive's employment terminates to terminate such employee's employment


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relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries.

              6.3 NON-COMPETITION. During the Term and for a period of six (6) months following the termination of Executive's employment by the Company (for any reason), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the women's career and casual separates clothing business in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the "Business"). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

              6.4 PROPERTY. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

              6.5 BUSINESS EXCEPTION. Notwithstanding anything else in this Agreement to the contrary, the Executive's ownership interest in, or advisory work for, Beau Soleil LLC, any successor thereto, or any other women's apparel business that is at least majority-owned by Anne Epstein (the "Excluded Company") shall not constitute a violation of this Agreement. The Excluded Company is expressly excluded from the definition of "Business" for purposes of this Section 6.

              7. NONDISPARAGEMENT. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. "Disparaging" remarks, comments or statements are those that


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impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

              8. REMEDIES; SPECIFIC PERFORMANCE. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.

              9. INDEMNIFICATION. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature ("Indemnified Claim"), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Executive may become subject or liable or which may be incurred by or assessed against Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that Executive's liability with respect to such Indemnified Claim resulted from Executive's willful misconduct or gross negligence. The Company's obligations under this section shall be in addition to any other right, remedy or indemnification which Executive may have or be entitled to at common law or otherwise.

              10. OTHER PROVISIONS.

              10.1 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:


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                      (a) If the Company, to:

                              Rafaella Apparel Group, Inc.
                              1411 Broadway
                              New York, New York  10018
                              Attention:  Secretary
                              Telephone:  (212) 403-0300
                              Fax  (212) 764-9275

                      (b) If the Executive, to the Executive's home address reflected in the Company's records.

              10.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

              10.3 REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

              10.4 WAIVER AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

              10.5 GOVERNING LAW, DISPUTE RESOLUTION AND VENUE.

                      (a) This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

                      (b) The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the parties agree to the waiver of a jury trial.


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              10.6 ASSIGNABILITY BY THE COMPANY AND THE EXECUTIVE. This
Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

              10.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

              10.8 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

              10.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

              10.10 JUDICIAL MODIFICATION. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

              10.11 TAX WITHHOLDING. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.














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         IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.


                                    EXECUTIVE


                                     /s/ Jason W. Epstein
                                    ------------------------------------
                                    Name: Jason W. Epstein


                                    RAFAELLA APPAREL GROUP, INC.



                                    By: /s/ Christa Michalaros
                                       ---------------------------------
                                       Name:  Christa Michalaros
                                       Title:  Chief Executive Officer



















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